                                                                     EXHIBIT 2.3
                                                CENTEX DEVELOPMENT COMPANY, L.P.


                          CONSTRUCTION LOAN AGREEMENT

         THIS CONSTRUCTION LOAN AGREEMENT ("Agreement") is made this 30th day of March, 1989 by and among WESTINGHOUSE CREDIT CORPORATION, a Delaware corporation, having its principal office at One Oxford Centre, 301 Grant Street, Pittsburgh, Pennsylvania 15219 (hereinafter called "Lender") and CENTEX DEVELOPMENT COMPANY, L.P., a Delaware limited partnership, having an address at 3333 Lee Parkway, P. O. Box 19000, Dallas, Texas 75219 (hereinafter called "Borrower").

                              W I T N E S S E T H:

         WHEREAS, Borrower represents and warrants that Borrower is acquiring the fee simple of that certain real estate located in the City of San Clemente, Orange County, California, containing approximately 1,077.2 acres and legally described in Exhibit A hereof, which real estate is hereinafter referred to as the "Premises"; and

         WHEREAS, Borrower intends to develop the Premises with certain grading, landscaping, streets, utilities and other improvements in accordance with the Plans and Specifications (as defined hereafter), which improvements and all other improvements incidental thereto and intended to be erected or completed in connection therewith are hereinafter collectively referred to as the "Improvements"; and

         WHEREAS, Borrower has requested Lender to lend certain monies (the "Loan") to Borrower or to otherwise make advances in accordance with this Agreement to be used for: (i) acquisition of the Premises; (ii) payment of labor and material costs in connection with the construction of the Improvements; (iii) the payment of commitment and permit fees; and (iv) for such other purposes incidental to such development and construction as are herein provided for, including the payment of fees, costs and charges related thereto, which monies Lender has agreed to lend or advance, subject to the terms and conditions hereof; provided, however, the proceeds of the Loan shall be disbursed in accordance with the terms of this Agreement and with those certain instruments and documents as stated in Article II below, so that Lender's Construction Deed of Trust will be a first lien against the Premises (and the Improvements to be erected thereon) as insured by Chicago Title Insurance Company (hereinafter referred to as the "Title Company").

         NOW, THEREFORE, in consideration of the premises and of the mutual undertakings herein set forth, the parties hereto, intending to be legally bound hereby, do covenant and agree as follows:

ARTICLE I - RECITALS

         1.1     The foregoing preambles are made a part hereof.

ARTICLE II - LOAN DOCUMENTS

         2.1 ACQUISITION COST NOTE. Concurrently with the execution and delivery of this Agreement, Borrower has executed and delivered a Promissory Note (Acquisition Cost) of even date herewith in the amount of FORTY-TWO MILLION DOLLARS ($42,000,000.00) (hereinafter referred to as the "Acquisition Cost Note") to evidence and provide for the repayment of Lender's initial advance at closing for Borrower's acquisition of title to the Premises and related expenses, as more specifically provided in subparagraph 5.1b of this Agreement. This Note contains prepayment and non-recourse provisions as more fully set forth therein.

         2.2 REVOLVING NOTE. Concurrently with the execution and delivery of this Agreement, Borrower has executed and delivered a Promissory Note (Revolving) of even date herewith in the amount of FORTY-TWO MILLION DOLLARS ($42,000,000.00) (hereinafter referred to as the "Revolving Note") to evidence and provide for the repayment, on the terms and conditions set forth in this Agreement, of Lender's advances at and subsequent to closing for Borrower's improvement of the Premises, related expenses, accrued and unpaid interest under the Acquisition Cost Note and the Revolving Note (said Notes hereinafter collectively referred to as the "Notes"), extension fees under the Acquisition Cost Note, the outstanding amount of the Acquisition Cost Note as of its Final Termination Date (as defined in said Note), and such amounts as may be payable to Lender or Borrower under paragraph 2(b) of the Additional Interest Agreement, all as provided for in subparagraphs c through g of paragraph 5.1 of this Agreement. This Note contains prepayment and non-recourse provisions as more fully set forth therein.

         2.3 ADDITIONAL INTEREST AGREEMENT. Concurrently with the execution and delivery of this Agreement, Borrower and Lender have executed an Additional Interest Agreement of even date herewith (hereinafter referred to as the "Additional Interest Agreement") providing on the terms stated therein for the payment to Lender of additional interest from proceeds from the sale by Borrower of portions of the Premises.

         2.4 CONSTRUCTION DEED OF TRUST. Concurrently with the execution and delivery of this Agreement, Borrower has executed and delivered to Lender a Construction Deed of Trust (the "Deed of Trust") encumbering the Premises in order to secure Borrower's obligations under this Agreement, the Notes and the Additional Interest Agreement. Advances may be made under the Deed of Trust and any extensions, modifications or consolidations thereof.

         2.5 ASSIGNMENT OF LEASES AND SECURITY AGREEMENT. As further security for Borrower's obligations under this Agreement, the Notes and the Additional Interest Agreement, Borrower has executed and delivered to Lender concurrently with the execution and delivery of this Agreement (a) an Assignment of Leases, Rents and Profits ("Assignment of Leases") covering rents, issues and profits from the Premises and (b) a Security Agreement ("Security Agreement") covering fixtures and personal property located on or used in connection with the Premises.

         2.6 ASSIGNMENT OF DEVELOPER'S RIGHTS, OF EASEMENTS AND OF CONTRACTS AND SALES PROCEEDS. As further security for Borrower's obligations under this Agreement, the Notes and the Additional Interest Agreement, Borrower has executed and delivered to Lender concurrently with the execution and delivery of this Agreement (a) an Assignment of Developer's Rights ("Assignment of Developer's Rights"), (b) an Assignment of Easements and Maintenance Agreements ("Assignment of Easements") and (c) an Assignment of Contracts and Sales Proceeds ("Assignment of Contracts").

         2.7 LOAN DOCUMENTS. As used herein, the term "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Additional Interest Agreement, the Deed of Trust, the Assignment of Leases, the Security Agreement, the Assignment of Developer's Rights, the Assignment of Easements, the Assignment of Contracts and all other documents (other than the hereinafter defined Environmental Indemnification Agreement) executed by Borrower in connection with the Loan and establishing or providing security for the Loan.

         2.8 ENVIRONMENTAL INDEMNIFICATION Agreement. Borrower has executed and delivered to Lender concurrently with the execution and delivery of this Agreement an Environmental Indemnification Agreement ("Environmental Indemnification").

ARTICLE III - IMPROVEMENTS AND CONSTRUCTION

         3.1 CONSTRUCTION - PLANS AND SPECIFICATIONS AND BIDS. Borrower will cause all portions and phases of the Improvements to be completed by Borrower in accordance with the final plans and specifications therefor to be prepared by a licensed and qualified engineer to be retained by Borrower (hereinafter referred to as "Borrower's Engineer"), which plans and specifications shall be incorporated herein by reference thereto, subject to the written approval of Lender and approved by all applicable local, state and federal authorities. In addition to said plans and specifications, Borrower will prepare or cause to be prepared from time to time such additional plans, drawings and specifications as may be necessary or desirable to facilitate expeditious construction of the Improvements in accordance with said plans and specifications. All such plans and specifications referred in this Paragraph 3.1 and any such additional items are herein collectively referred to as the "Plans and Specifications."

         3.2 DEVIATION; AMENDMENT. Borrower will not deviate materially nor permit any material deviation from the Plans and Specifications without the prior written consent of Lender. No revision to the Plans and Specifications, which revision is material in scope or increases the cost of construction, shall be made without the prior written consent of Lender.

         3.3     GOVERNMENTAL APPROVALS.

         a. Prior to any advances hereunder for specific categories of work, Borrower shall have caused all governmental agencies, bureaus, districts and departments having jurisdiction over all or any part of the Premises and/or the construction of the Improvements to have issued, or committed to issue conditioned only upon payment of fees and such other conditions which may be imposed by the governmental entity, all approvals and permits which may be reasonably necessary in the opinion of the Lender in connection with the categories of work for which an advance is requested; in addition, Borrower will supply Lender with evidence of the availability of all utility and municipal services reasonably necessary in the opinion of Lender to the feasibility of the Improvements.

         b. Borrower shall also provide Lender with copies of any environmental impact statement, if any, prepared by Borrower and of any environmental submissions to a governmental agency, and copies of responses or opinions, if any, therefrom or thereof.

         3.4     CONTRACTOR; MANAGEMENT; SUBCONTRACTS.

         a. Borrower will itself, or contract with licensed general contractors (such contracts referred to as the "General Contracts") to, manage the construction of the Improvements and coordinate the provision of all labor, supervision, materials, supplies, equipment and architectural and engineering services necessary to complete the Improvements in accordance with the Plans and Specifications. Borrower, itself or through its general contractor, will enter into subcontracts (the "Subcontracts") which, in the case of Subcontracts in excess of $500,000.00, shall have terms and be with subcontractors acceptable to Lender. All General Contracts and Subcontracts shall require the completion of the relevant portion of the Improvements free from all materialmens' liens and all mechanics' liens and claims. All General Contracts, and Subcontracts in excess of $500,000.00 shall be in form and content satisfactory to Lender. Except as otherwise approved by Lender, all General Contracts, and all Subcontracts for amounts in excess of $500,000.00, shall be for a maximum fixed price, and all Subcontracts for amounts in excess of $500,000 (but no General Contract) shall be accompanied by payment and performance bonds in amounts and with sureties acceptable to Lender. All General Contracts and all Subcontracts for amounts in excess of $500,000 shall be assigned to Lender as provided in Exhibit E to this Agreement. Any change or amendment to any General Contract or Subcontract, or the change of any general contractor or subcontractor, must be submitted to Lender and Lender's Inspector (as hereinafter defined) for approval prior to acceptance or enactment; provided any change order of $10,000.00 or less in value in an individual instance (up to an aggregate of $100,000.00 in the aggregate for all construction contracts), may be carried out without the prior written consent of Lender or Lender's Inspector provided Lender and Lender's Inspector must promptly be provided with notice and copies of all such changes. Each General Contract and Subcontract shall provide for ten percent (10%) retainage in connection with interim payments; disbursement of retainages will take place as provided in Exhibit C hereto.

         b. A project management fee will be paid to Borrower. The amount of the fee shall be $350,000.00 per year and shall be paid monthly in equal increments.

         3.5 COMMENCEMENT AND COMPLETION. Borrower will cause construction of the Improvements to be commenced and prosecuted with diligence and without delay so that:

                 (i) All development and construction obligations of the Borrower under the Forster Ranch Development Agreement dated March
                   , 1989 between Borrower and the City of San Clemente (the "Development Agreement") are discharged within the time periods required by the Development Agreement;

                 (ii) All development and construction obligations of Borrower with respect to the approval by or on behalf of the City of San Clemente, County of Orange, State of California, approving the revised tentative Map of Tract No. 12895 are fully met within the time period therein provided;

                 (iii) All development and construction obligations of the Borrower with respect to governmental approvals of Borrower's proposed improvement and development of any portion of the Premises (including without limitation approvals relating to tentative maps and final maps) are fully met within the time periods therein provided;

                 (iv) All development and construction obligations of the Borrower under each agreement of sale for any part of the Premises are discharged within the time periods required by such agreements; and

                 (v) Progress on the Improvements in accordance with the Plans and Specifications shall be constructed and completed pursuant to the development schedule or a schedule to be prepared by Borrower, certified by Borrower's Engineer and approved by Lender (the "Development Schedule").

         3.6 FURTHER GOVERNMENTAL APPROVALS. Borrower has obtained approval of Tentative Map 12895 and has received allocations from the City of San Clemente for 388 units in Plan Area 2 of the Planning Area. Borrower will submit further tentative tract maps, request further allocations from the City of San Clemente and otherwise pursue development of the Premises consistent with Development Schedules which Borrower will present to Lender on or before March 31 of each year for Lender's review and approval. Such Development Schedules shall specify in general terms for the immediately following three
(3) year period (a) the areas of the Premises to be improved, (b) the time schedule for such improvements, (c) the anticipated sales and timing therefor during the period and (d) such other information as Lender may reasonably require.

         3.7 BUDGET. Borrower has previously submitted to Lender an initial budget of acquisition and development costs which is attached as Exhibit G and is incorporated by this reference (the "Initial Budget"). Any cost of constructing the Improvements not included in the Initial Budget must be preapproved by Lender. Additionally, commencing March 31, 1990, and annually thereafter, Borrower will submit to WCC for WCC's approval an updated budget detailing the costs of Improvements to be made during the following three (3) years and other projected costs during such three (3) year period concerning Borrower's ownership, maintenance, development and improvement of the Premises. Such further budgets shall not be inconsistent with the applicable Development Schedule, or such inconsistency shall be resolved to Lender's reasonable satisfaction, and shall not be inconsistent with the limits set forth in subparagraph 5.1h of this Agreement. Items of expense eligible for inclusion in such further budgets shall relate to Borrower's ownership, maintenance, development, improvement or sale of the Premises, and can include, unless language or context otherwise provides or requires, fees, costs and expenses which under the Loan Documents Borrower is required to pay or incur.

         3.8 SOILS TESTS. Borrower shall employ an independent testing firm to provide soils compaction tests and other tests deemed necessary by Lender. The results of such tests must be satisfactory to Lender and Lender's Inspector. Borrower shall further provide Lender with a soils report from a testing firm satisfactory to Lender, describing the underlying soil conditions and such other information reasonably requested by Lender. Borrower shall further provide Lender with a soils report from a testing firm satisfactory to Lender describing any potential hazardous waste, substances, pollutants or contaminants which may be on the Premises. All tests and reports shall be furnished at Borrower's expense.

ARTICLE IV - INSURANCE, TAXES AND ASSESSMENTS.

         4.1     INSURANCE.

         a. Borrower will, at its expense, insure Borrower, the Improvements and all materials purchased for use in connection with the Improvements in such amounts, with such coverage and with such insurance carriers as may be required by Lender so as to protect the respective interests of Borrower and Lender in the Improvements and materials and so as to protect Borrower and Lender against liability in connection with the Improvements and the construction and completion thereof. Said insurance policies, whenever required by Lender, shall be issued with riders (including a mortgagee clause and such other clauses as Lender may reasonably require) covering the interests of Lender, its successors and assigns, and shall provide 30-day notice of cancellation to Lender.

         b. Said insurance shall include coverage for public liability (in at least $2,000,000.00 of coverage) and for hazards such as vandalism and malicious mischief. Lender must also be provided with evidence of worker's compensation insurance. Prior to commencement of construction of any of the Improvements, Borrower shall provide or cause to be provided insurance satisfactory to Lender in an amount sufficient to cover Lender's interests in the Improvements and all materials purchased for use in connection with the Improvements; Borrower must at all times avoid coinsurance liability. Said policy must be acceptable to Lender and must contain a loss payee mortgagee clause and other clauses acceptable to Lender as mortgagee on both real and personal property, and shall provide that losses covered thereby shall be payable to Lender notwithstanding any adverse act or omission of Borrower. Borrower must also provide, in an amount satisfactory to Lender, insurance coverage for flood (if in designated flood zone), hurricane, tornado and other wind-related damage.

         c. Any contractor employed by Borrower shall furnish evidence satisfactory to Lender of acceptable Worker's Compensation and other insurance coverage required by Lender.

         d. Lender shall be under no obligation to make loans or advances hereunder until Borrower shall have submitted evidence to Lender of the insurance coverages required.

         4.2     TAXES AND ASSESSMENTS; CONTEST.

         a. Borrower will promptly pay or cause to be paid all the annual real estate taxes, special assessments and any other tax, assessment, claim, lien or encumbrance which may at any time be or become a lien upon the Premises. The undertakings of Borrower under this Section and under Section 4.1 hereof shall be continuing obligations of Borrower during the entire period of time that any amounts loaned or advanced pursuant hereto or interest thereon remain unpaid. Borrower shall furnish to Lender paid tax receipts within thirty
(30) days after the final due date on which such taxes would be delinquent or bear a late charge or penalty. Lender reserves the right to require that a monthly escrow account be established for the payment of taxes in an amount satisfactory to Lender, but only if reasonably necessary to protect Lender's security interests. Notice of any change in assessment shall be delivered to Lender.

         b. Borrower may in good faith contest, by proper legal proceedings, the validity of any tax, assessment, lien or encumbrance provided,
(i) an Event of Default does not exist; (ii) Borrower provides Lender with security satisfactory to Lender assuring compliance with or payment of the tax, assessment, lien or encumbrance, and any additional charge, interest, penalty, expense or other payment which may arise from or be incurred as a result of such contest; (iii) such contest operates to suspend enforcement of compliance with or collection or enforcement of the tax, assessment, lien or encumbrance;
(iv) such contest is maintained and prosecuted at all times with diligence; and
(v) Lender is at all times kept informed in writing of all material developments as to such contest and all reasonable requests by Lender for information are fully responded to.

ARTICLE V - ADVANCES - REPAYMENT


         5.1     ADVANCES.

         a. Lender is obliged, subject to the terms and conditions herein set forth, to lend to Borrower, or advance on Borrower's behalf and for Borrower's account, a sum or sums in any event not to exceed the limitations set forth in subpart h of this Section 5.1, and subject to the provisions of Exhibits B, C and F hereof, to be used for the payment of those items set forth on the

Schedule of Estimated Costs attached hereto as Exhibit G and for the payment of such other costs incidental thereto as may be approved by Lender. Such loan shall be evidenced by the Acquisition Cost Note or the Revolving Note, as the case may be, and may be advanced by Lender to Borrower or, if reasonably necessary to protect Lender's security interests, advanced at Lender's option by Lender or through the Title Company to such persons, firms or corporations as have actually supplied labor, materials or services in connection with or incidental to such construction.

         b. The initial advance at closing under the Acquisition Cost Note shall be limited to the amounts as budgeted by Borrower and approved by Lender necessary to acquire title to the Premises free and clear of liens, legal expenses, and costs, including Lender's commitment fee, Lender's counsel's legal fees, and other costs related to the acquisition of its Premises or to the documentation, administration and closing of the Loan. The balance of the initial advance shall be evidenced and repaid as provided in the Revolving Note on account of items budgeted under the Revolving Note.

         c. Subsequent to closing, advances will be made for fees, costs and expenses, which under the Loan Documents Borrower is required to pay or incur and under Section 3.7 of this Agreement are items of expense eligible for inclusion in a budget, to the extent set forth in an approved budget, or if not so set forth, to the extent not exceeding $10,000.00 in an individual instance or $100,000.00 in the aggregate in a given fiscal year of Borrower, or otherwise approved by Lender. Additionally, subsequent to closing, advances will be made for construction costs incurred, work performed and materials in place, consistent with a budget previously approved by Lender, no more frequently than once per month (unless extraordinary circumstances dictate that an advance be made prior to the next scheduled date) based on certified contractors' draws (on forms specified by Lender, a sample of which is attached hereto as Exhibit F) as approved by Lender and Lender's Inspector. These advances (i) will be made directly to Borrower or through the Title Company or other approved disbursement agent upon receipt of an endorsement, if requested by Lender, to Lender's title policy in form and content acceptable to Lender,
(ii) will be in an amount of the draw request as approved, which draw request shall be net of retainage and (iii) will be made within five (5) business days of Lender's receipt of the completed draw request package, which package shall include the written confirmation by Borrower's Engineer or Architect as to the percentage of completion and such other matters concerning which Lender customarily requires certification. Repayment of these advances shall be as provided in the Revolving Note.

         d. Prior to the final disbursement of the ten percent (10%) retainage for site development work, which will be made on a contractor by contractor basis as provided in Exhibit C of this Agreement, Lender will require a certificate of completion (in form satisfactory to Lender) from Borrower and from Lender's Inspector, together with (i) evidence from the responsible local authorities that the portion of the Improvements as constructed by the contractor in issue meets the applicable contract and/or regulatory standards and (ii) if Lender has evidence that subcontractors or suppliers are not being paid, then Lender at its option may require affidavits and/or lien releases from Borrower's general contractor and all major subcontractors.

         e. Subsequent to closing, advances will be made to pay when due accrued interest under the Acquisition Cost Note and under the Revolving Note, and these advances shall be evidenced and repaid as provided in the Revolving Note.

         f. Should Borrower have effectively exercised all of the Extension Options (as that term is defined in the Acquisition Cost Note), on the Final Termination Date (as defined in the Acquisition Cost Note) of the Acquisition Cost Note, upon Borrower's election upon thirty (30) days written notice, an advance will be made to repay all sums then unpaid under the Acquisition Cost Note, and such advance shall be evidenced and repaid as provided in the Revolving Note. Extension fees for the exercise of an option also will be paid by an advance.

         g. Advances will be made within ten (10) days of receipt of Borrower's report in compliance with paragraph 5(b) of the Additional Interest Agreement to pay such amounts as may be payable to Lender and Borrower respectively under paragraph 2(b) of the Additional Interest Agreement with respect to the preceding Accounting Period (as defined in the Additional Interest Agreement). Such advances will be evidenced and repaid as provided in the Revolving Note.

         h. Notwithstanding any of the foregoing, at no time shall Lender be obligated to make an advance which would result in (i) the amount outstanding on the Loan exceeding at any one time $50,000,000.00, (ii) the amount outstanding under the Revolving Note exceeding at any one time $42,000,000.00, or (iii) the aggregate amount of advances, exclusive of that portion of the initial advance described in subparagraph 5.1b above which is to be evidenced by the Acquisition Cost Note, and also exclusive of advances made pursuant to subparagraph 5.1g, but inclusive of advances made pursuant to subparagraph 5.1f, exceeding $85,000,000.00 on a non-revolving basis.

         i. The Title Company will be called upon to insure the Lender against loss or damage on account of defects in, mechanic's liens upon or unmarketability of the title to the

Premises and Improvements, as well as to insure that the Deed of Trust, at the time of each disbursement, constitutes a valid first lien on said Premises and Improvements and that there exist no encumbrances, liens or other matters of record affecting title, whether inferior or superior to the Deed of Trust, except as acknowledged and accepted in writing by Lender or listed on the original title policy insuring the Deed of Trust. Therefore, and in order to facilitate the smooth and orderly disbursement of funds and the proper administration of the development loan, the Borrower agrees to promptly and fully observe and comply with all reasonable regulations, requirements and requests of the Lender and the Title Company with respect to all matters relating to the loan and the administration thereof, including but not being limited to matters of title, disbursement of advances, proof as to payment of construction bills of suppliers, laborers or subcontractors, surveys, inspections, proof of development progress, lien waivers, partial and final releases and satisfactions of liens, execution of papers, proof of costs, closings and deposits for costs.

         j. Notwithstanding the foregoing, Borrower may reasonably and in good faith contest any claim, lien or demand of any Construction Subcontractor provided that Borrower complies with all of the conditions for the permitted contest of taxes, assessments, liens and encumbrances specified in Section 4.2b of this Agreement.

         5.2     USE OF FUNDS.

         a. Borrower will cause all monies borrowed or advanced pursuant hereto to be applied entirely and exclusively for the acquisition of the Premises, the development thereof and the construction of the Improvements, and for the payment of such costs incidental thereto, as may be specifically approved by Lender.

         b. Notwithstanding anything contained in this Agreement to the contrary, Lender shall not be required to advance any amounts to the Borrower for any building materials or other goods intended for use in, on or about the Premises (collectively "Building Materials"), which are not stored at the Premises after purchase, without the written consent of Lender and upon such conditions and additional security as Lender, in its sole discretion, may impose. The storage off the site of the Premises of any Building Materials upon which Lender has advanced to Borrower sums under this Agreement without the consent and approval of Lender shall constitute an Event of Default under this Agreement.

         5.3 REPAYMENT. Borrower will repay the principal sum evidenced by the Notes, the Deed of Trust and this Agreement, together with interest on such sum and together with the charges specified therein, herein or in the other Loan Documents, and will observe and perform all of the covenants and conditions at the times and in the manner set forth herein and in the Notes, Deed of Trust and the other Loan Documents.

         5.4 REIMBURSEMENT FOR DEVELOPMENT EXPENSES. Until the Loan has been repaid in full, Lender shall receive one hundred percent (100%) of any reimbursement payable to Borrower from any source for city fees, marketing costs, landscape costs or any other costs funded by proceeds of the Loan. Borrower agrees to report on a monthly basis all reimbursements from third parties and the amount of such reimbursement. Such report shall be accompanied with a payment to Lender of all reimbursement covered by this section. All reimbursements paid to Lender shall be applied as provided in the Notes against the Loan balance until the Loan has been repaid in full. Failure by Borrower to pay the appropriate amounts of reimbursement to Lender shall constitute an Event of Default hereunder.

         5.5     LENDER'S INSPECTOR; COMPLETION DEPOSIT.

                 a. Lender shall, at Borrower's expense, employ Eckland Consultants or such other inspector approved by Lender in writing ("Lender's Inspector") for the purpose of analyzing anticipated construction costs, performing periodic inspections of the construction of the Improvements, approving the Plans and Specifications and certifying that the amount of each draw request is not in excess of the work completed. Borrower shall pay the reasonable costs incurred for the services of the Lender's Inspector.

                 b. If at any time and from time to time, in the reasonable opinion of Lender, the estimated cost of acquisition and construction of the Premises and Improvements and all related expenses, exceeds the funds remaining in the Loan for disbursement, and Lender reasonably determines that this circumstance impairs to a material extent its security or prospects for repayment, and Lender, in its option, does not elect to increase the amount of such funds, then Borrower shall within thirty (30) days after notice from Lender either (i) deliver to Lender an unconditional irrevocable letter of credit in form and substance acceptable to Lender and issued by a bank reasonably satisfactory to Lender, or other security satisfactory to Lender, in the amount of the difference between the funds remaining in the Loan and the higher estimated cost or (ii) give Lender irrevocable notice that it will pay all amounts outstanding under the Loan, which payment will be due and payable no later than one hundred and eighty (180) days thereafter.

         5.6 LOAN TERMINATION. Any further, obligation of Lender under this Agreement or the other Loan Documents to lend or otherwise advance monies to or for the benefit of Borrower, shall terminate, and all amounts then outstanding under the Loan shall become entirely due and payable, upon the earliest of the following events: (a) April 1, 2001; (b) the closing of a Sale of the Premises (as defined in the Additional Interest Agreement); or (c) March 31, 1993, if Lender, in its sole discretion, gives Borrower one hundred twenty (120) days prior written notice. Prior to the occurrence of the first of these events, a full repayment of all amounts then outstanding under the Loan shall not act as a termination of the Loan. The termination of Lender's right to receive Additional Interest under the Additional Interest Agreement shall be as provided in that agreement.

ARTICLE VI - REPRESENTATIONS AND WARRANTIES; COVENANTS

         6.1 REPRESENTATIONS AND WARRANTIES. Borrower does specifically represent and warrant that as of the date of this Agreement:

         a. It is a duly organized, bona fide and validly existing limited partnership under the laws of the State of Delaware, is qualified to do business in the State of California, and has the full power and authority to consummate the transactions contemplated hereby and to conduct business in the State of California, and that its sole General Partner, 3333 Development Corporation, is a duly organized and validly existing corporation organized under the laws of the State of Nevada, and is qualified to do business in the State of California.

         b. Upon the closing of the Loan, Borrower will have good, indefeasible and merchantable title to and fee simple ownership of the Premises, all free and clear of all liens, claims, security and encumbrances except those of Lender and those reflected in the title policy issued by the Title Company.

         c. The Plans and Specifications to the extent required by applicable law will have been approved by all governmental agencies and authorities having jurisdiction thereof prior to commencement of construction of the Improvements, and the use of the Premises contemplated hereby will comply with all local zoning requirements, and all necessary approvals and permits have been or will be obtained at the times required by applicable law, regulation, rule or ordinance.

         d. To the knowledge of Borrower, or except as may have been previously disclosed by Borrower in writing to Lender, there are no actions, suits or proceedings pending or, threatened in writing against or affecting Borrower or the Premises or involving the validity or enforceability of the Deed of Trust or any other Loan Document, or the priority of the lien thereof, at law or in equity, or before or by any governmental authority, or any other matters which would substantially impair either the ability of Borrower to pay when due any amounts which may become payable in respect to the Notes or any other Loan Document, and to the Borrower's knowledge it is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

         e. The consummation of the transaction contemplated and the performance of this Agreement, the Deed of Trust and the other Loan Documents will not result in any breach of, or constitute a default under any other mortgage, deed of trust, lease, bank or other loan, credit agreement or any other instrument to which the Borrower is a party.

         f. To the best of Borrower's knowledge, as of the date of this Agreement, the Borrower has not (i) become insolvent; (ii) voluntarily or involuntarily become the subject of a proceeding under the Bankruptcy Act as amended; (iii) sought any form of relief under the bankruptcy laws of the United States, or (iv) defaulted on any present obligation to Lender.

         g. No representation or warranty by Borrower in this Agreement or in any of the other Loan Documents to which it is a party, nor any statement furnished or to be furnished to Lender by Borrower pursuant hereto or thereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         h. No broker, other than Bear Stearns Real Estate Group, Inc., has been retained or utilized by Borrower to arrange the financing reflected in this Agreement.

         i. No construction, excavation or work of any sort relative to construction of the Improvements has been commenced, nor has any material to be used in the construction of the Improvements been purchased or delivered.

         j. To the best of Borrower's knowledge, no toxic or hazardous substances, including, without limitation, asbestos and the group of organic compounds known as polychlorinated biphenyls, have been generated, treated, stored or disposed of, or otherwise deposited in or located on the Premises, including, without limitation, the surface and subsurface waters of the Premises, nor has any activity been undertaken on the Premises which would cause a release or threatened release of hazardous waste from the Premises within the meaning of, or otherwise bring the Premises within the ambit of, the comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601 through 9657, or any similar state law or local ordinance or any other Environmental Law. To the best of Borrower's knowledge, no underground storage tanks or underground deposits are located on the Premises nor have there been any leakage from underground storage tanks or underground deposits previously located on the Premises.

         6.2 AFFIRMATIVE COVENANTS. Borrower hereby covenants that without further request or notice from Lender (unless otherwise noted) the Borrower shall:

         a. Promptly pay all principal and interest under the Notes and all other indebtedness in respect of the Notes, any of the Loan Documents or the Environmental Indemnification.

         b. Keep the Premises, including all Improvements now or hereafter situated thereon, in good condition, not commit or permit any waste thereof, make all repairs, replacements and improvements and complete and restore promptly and in good workmanlike manner any building, improvements, or other items of the Premises which may be damaged, or destroyed, and pay when due all costs incurred therefor.

         c. Pay or reimburse Lender, from time to time, upon demand, for all expenses relating to the Loan and its administration including, but without limiting the generality of the foregoing, all recording charges, registration taxes, recording taxes, mortgage taxes, charges of the title insurance company, charges for certified copies of instruments, all costs, including all attorneys' fees, incurred by Lender relative to the preparation and review of this Agreement, the Loan Documents, and all costs incurred in connection with any disbursement of the Loan. Such expenses shall not include travel expenses or compensation of full-time employees of Lender.

         d. Perform all things necessary to preserve and keep in full force and effect the existence and rights of Borrower; comply with all laws applicable to each; and conduct and operate its business in the normal course.

         e. Furnish to Lender as soon as available, but in no event later than one hundred twenty (120) days after Borrower's fiscal year end, its audited fiscal year-end financial statement.

         f. Furnish to Lender, immediately upon becoming aware of the existence of an Event of Default or any condition which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, written notice of the occurrence of any such event or the existence of any such condition.

         g. Keep and maintain complete and orderly books and records of account in which full, true and correct entries are made of all dealings and transactions relative to the Premises and the Improvements being constructed thereon. Such books and records shall be kept on a cash basis.

         h. Permit any person designated by Lender to visit, inspect and/or audit the Premises and Improvements and the books and records of Borrower at such reasonable times and as often as Lender may reasonably request.

          i. Immediately notify Lender (A) of any attachment or other legal process levied against the Premises or Improvements, or the institution of any action, suit or proceeding by or against Borrower, or affecting the Premises or Improvements, or (B) any information received by Borrower relative to the Premises which may materially and adversely affect (i) Borrower's ability to pay the Notes, (ii) the value of the Premises or (iii) the rights and remedies of Lender granted and continued pursuant to the Loan Documents.

         j. Pay when due all obligations, lawful claims or demands with respect to the Premises and Improvements which, if unpaid, would result in, or permit the creation of, any lien or encumbrance on the Premises or Improvements, including but not limited to all lawful claims for labor, materials and supplies, and, in general, do or cause to be done everything necessary to fully preserve the rights and interests of Lender under this Agreement and the other Loan Documents, except with respect to amounts contested in good faith and with respect to which Lender is bonded or otherwise protected. Borrower shall at all times defend Lender's interest in and to the Premises, and the first priority position of said interest, against any and all claims of any person adverse to Lender. Borrower shall take all actions reasonably deemed necessary or appropriate by Lender to give effect to Lender's priority of interests contemplated by this Agreement and the other Loan Documents.

         k. Upon Lender's request, provide Lender with a written report setting forth the status of each agreement of sale affecting the Premises.

         6.3 Negative Covenants. Borrower shall not, directly or indirectly, without the prior written consent of Lender:

         a. Application of Loan Proceeds. Use or apply any portion of any funds provided by Lender pursuant to the Loan Documents for any purpose other than the acquisition of the Premises, construction of the Improvements, payment of costs and expenses related thereto and payment on the Loan.

         b. Non-consensual Encumbrances. Hereafter suffer or allow to be sustained a non-consensual lien or encumbrance upon the Premises or Improvements, or any portion of either, unless released within sixty (60) days or contested and secured in the manner provided for in Sections 4.2b or 5.1j of this Agreement.

         c. Control. Permit the transfer of any general partnership interest in Borrower.

         d. Sale, Modification or Encumbrance. Sell, assign, transfer, convey, mortgage, pledge, lease, materially change the intended use of (as set forth in the "Specific Plan" as that term is defined in the Development Agreement), substantially modify, or refinance without concurrently paying in full all indebtedness to WCC, including additional interest and release fees then due, or otherwise alienate or encumber the Premises, the Improvements, or any portion of either or any interest therein, whether legal or equitable, other than as expressly provided in this Agreement, provided, however, that Lender will not unreasonably withhold its consent to a request by Borrower that it be permitted to encumber the Premises with a junior lien to secure financing in addition to the maximum Loan amounts under this Agreement if such encumbrance would not unreasonably impair Lender's security or prospects for payment of all amounts to which Lender is or might become entitled under the Loan Documents.

         e. Assertion of Certain Defenses. Assert in any judicial proceeding the defense of lack of consideration or violation of any applicable usury laws or any similar legal or equitable defense to the validity or enforceability of this Agreement or any other Loan Document.

         f.      Name Change. Change its name to any other name without thirty
(30) days notice to Lender.

         g. Appointment of Management or Development Agent. Appoint or retain any agent or entity to manage and/or develop the Premises or any portion thereof, or enter into any agreement with respect to the management of the Premises. In this connection, any management agreement to which Lender may consent shall provide, unless Lender elects otherwise, for an assignment of Borrower's rights thereunder to Lender and a subordination of the management company's rights thereunder to Lender's liens with respect to the Premises and Improvements thereon, and that such assignment and subordination shall be irrevocable by Borrower and the management company. Lender agrees that it will not withhold consent except on objective grounds stated in writing to the appointment of an Affiliate of Borrower to act as management company provided said Affiliate executes a subordination of management agreement in form and content acceptable to Lender.

         h. Use of Lender's Name. Disclose to third parties the nature of Lender's lending relationship with Borrower or use Lender's name in any manner in any communication or dealings with third parties, ther than as required by law, for financial reporting purposes or for obtaining other financing in the due course of Borrower's business.

ARTICLE VII - DEFAULT


         7.1 EVENTS OF DEFAULT The occurrence of one or more of the following events shall, at the option of the Lender upon written notice to Borrower after the expiration of any applicable cure or grace period, constitute an "Event of Default" hereunder if, in the event of a monetary default (i.e., a failure to pay sums due Lender) for which no cure period is otherwise prescribed in the Loan Documents, payment is not made by Borrower within five (5) days of its receipt of notice to pay (provided that after two (2) such notices in any twelve (12) month period no additional notices to pay need be given within such period and payment must be made by Borrower within five (5) days of the due date without further notice), or, in the event of a non-monetary default for which no cure period is otherwise prescribed in the Loan Documents, Borrower does not commence to cure within ten (10) days of its receipt of notice to cure, and does not cure the default within thirty (30) days of its receipt of notice to cure, provided, however, that if such non-monetary default is not reasonably susceptible to cure within thirty (30) days, so long as cure is diligently pursued, the defaulting party shall have sixty (60) days from its receipt of such notice to cure; provided further, however, that if Borrower in bad faith fails to give Lender written notice as required by Paragraph 6.2f, Lender may, at its option, give Borrower ten (10) days' written notice of default without opportunity to cure:

         a. Failure by the Borrower to make any payment required to be made by the Borrower under the Notes, the Deed of Trust, this Loan Agreement, the Environmental Indemnification or any other document relating to the Loan in accordance with the respective terms thereof (no payment which Borrower is entitled to have paid by an advance from the Loan shall be deemed to be delinquent or unpaid for the purposes of this subparagraph unless Borrower has instructed Lender not to make such payment from the proceeds of the Loan);

         b. Failure by the Borrower to perform or observe any other covenant or agreement contained herein, in the Deed of Trust, in any of the other Loan Documents, in the Environmental Indemnification or in any Pending Disbursements Agreement;

         c.      (Intentionally Omitted).

         d. Any representation or warranty made by Borrower in this Agreement, the Deed of Trust, any of the other Loan Documents or any other documents or instruments delivered pursuant hereto shall prove incorrect in any material respect or intentionally false;

         e. Time Being of the Essence, if any action agreed to be taken is not taken or carried out in a timely manner by Borrower or, upon Lender's reasonable request, evidence satisfactory to Lender that such action has been taken or carried out is not promptly presented;

         f.      There (i) occurs a Default as defined in Section
6.02.1 of the Development Agreement, or (ii) unless a replacement permit is simultaneously issued and a copy is provided to Lender, Borrower neglects, fails or refuses to keep in full force and effect any permit or approval issued with respect to construction of the Improvements, or any notice that such permit or approval has been or will be cancelled, and such action would impair to a material extent Lender's security;

         g. Lender, after notice from the city of San Clemente, cures an alleged occurrence of an event which with the passage of time would have constituted a Default by Borrower under the Development Agreement;

         h. The conveyance or transfer of the Premises or any property encumbered by the Deed of Trust in a manner not permitted by Lender hereunder, under the Deed of Trust or under any of the other Loan Documents;

         i. Except as permitted by Lender in writing, the entry of any lien or encumbrance against the Premises, the Improvements or any property encumbered by the Deed of Trust; provided, that Lender agrees not to unreasonably withhold its consent to a request by Borrower that it be permitted to encumber the Premises with a junior lien to secure financing in addition to the maximum Loan amounts under this Agreement if such encumbrance would not unreasonably impair Lender's security or prospects for payment of all amounts for which Lender is or might become entitled under the Loan Documents;

         j. Any party shall obtain an order or decree in any court of competent jurisdiction: (i) to enjoin the construction of a material portion (as determined reasonably by Lender) of the Improvements; or (ii) to materially delay construction or completion of the same; or (iii) to enjoin or prohibit Borrower and Lender, or either of them, from carrying out a material portion (as determined reasonably by Lender) of the terms and conditions hereof, and such proceedings are not discontinued or such decree is not vacated within sixty (60) days after Lender shall have given Borrower written notice thereof;

         k. Borrower fails to prosecute construction of the Improvements with diligence as required by paragraph 3.5 herein;

         l. Borrower abandons (which is understood not to include delay caused by forces beyond Borrower's control) construction or development of the Improvements or the Premises and such abandonment continues for a period of ten (10) days;

         m. Borrower allows cancellation or termination of any insurance required hereunder or under the Deed of Trust without timely replacing such insurance and notifying Lender of such replacement;

         n. The failure of Borrower to file all federal, state and local tax returns which are required to be filed or to pay, contest or make provisions for the payment of all taxes (including taxes of its employees withheld by it) which have or may become due pursuant to any return or otherwise;

         o.      Any one of the following events occur with respect to Borrower:

                 i. Its failure to pay its debts generally as they become due or entry of judgments in excess of $50,000 against it which remain unstayed or unpaid for more than sixty (60) days, or execution on any judgment so entered;

                 ii. The voluntary filing of a petition in bankruptcy or for reorganization or for the adoption of arrangements under the Bankruptcy Code, as now or in the future amended, or an admission seeking the relief therein provided or the filing of a similar action pursuant to the laws of the State of Delaware, of the State of California or of any other state;

                 iii. The making of an assignment for the benefit of creditors;

                 iv. The consenting to the appointment of a receiver for all or a substantial part of Borrower's property;

                 v.        Borrower being adjudicated as bankrupt;

                 vi. The entry of a court order which shall not be vacated, set aside or stayed within sixty (60) days from the date of entry, (i) appointing a receiver or trustee for all or a substantial part of its property, (ii) approving a petition filed against it for an arrangement in bankruptcy or for a reorganization pursuant to the Bankruptcy Code or for any other judicial modification or alteration of the rights of creditors;

                 vii. The assumption of custody or sequestration of a court of competent jurisdiction of all or a significant part of any of the properties of Borrower, which custody or sequestration shall not be suspended or terminated within thirty (30) days from its inception; or

         p. A material decline in the financial condition of Borrower which Lender in its discretion reasonably exercised and in good faith believes renders the obligations of Borrower to Lender unsafe or insecure in view of the value of the real and personal property security therefor.

         7.2 REMEDIES. If one or more of the foregoing Events of Default (which is defined in Section 7.1 and includes as stated therein the expiration of any applicable cure or grace period) occur, Lender may exercise any one or more of the following remedies:

         a. Lender may refuse to make further advances or loans hereunder with or without demanding immediate payment by Borrower of all amounts loaned or advanced hereunder, together with interest on such amounts, and Lender may assert any or all of the rights and remedies provided herein or in the Notes, the Deed of Trust or any of the other Loan Documents; such rights or remedies may be asserted concurrently, cumulatively or successively from time to time so long as Borrower is indebted to Lender on account of any amounts loaned or advanced pursuant hereto or on account of interest due on such amounts.

         b. Enter upon the Premises, expel or eject Borrower and all persons claiming through or under Borrower and collect the rent, issues and profits therefrom.

         c. Enter upon the Premises, complete at the expense of Borrower in accordance with Plans and Specifications such Improvements as are reasonably required for economic development of the Premises and place in effect such insurance and bonds as are or may be required hereunder. The cost of such completion, insurance and bonds shall be charged to and deducted from the sum agreed to be loaned or advanced by Lender hereunder but shall be deemed to be indebtedness of Borrower evidenced by the Notes and secured by the Deed of Trust. In the event Lender exercises the option to complete said construction, Lender shall have the right to enter into any contracts Lender deems necessary or desirable for the completion of the Improvements.

         d. Pay or discharge any lien or claim against the Premises or any part thereof and charge the amount so paid to the sum agreed to be loaned or advanced by Lender.

         e. Institute such legal proceedings or other proceedings in the name of Borrower or Lender, as Lender may deem appropriate, for the purpose of protecting the Premises and Lender's interest therein.

         f. Do and perform such acts and deeds as Lender shall deem necessary or desirable to protect the Premises and Lender's interest therein.

         g.      All amounts paid under subparagraphs c, d, e and/or f of this
Section 7.2 shall be deemed to be indebtedness of Borrower evidenced by the Revolving Note and secured by the Deed of Trust and other Loan Documents, and in the event such indebtedness exceeds the face amount of the Revolving Note, such excess or overage shall be added to the face amount of the Revolving Note and to the principal balance outstanding and shall bear interest at the Default Rate as provided therein and shall be secured by the Deed of Trust and may be collected as part of the debt evidenced thereby.

         h. Exercise any and all remedies available to it in law, in equity or provided for in any document executed in connection with this loan transaction.

         7.3     REMEDIES - CUMULATIVE OR ALTERNATE

         a. Any Event of Default hereunder shall constitute an Event of Default under the Deed of Trust and the Notes to the same extent as though the Notes had by their terms become due and payable and payment thereof had not been made, and in such event Lender may, without liability to Borrower, assert and exercise any or all of the rights and remedies provided herein or in the Notes, the Deed of Trust, the other Loan Documents or otherwise provided by law with respect to the Notes, the Deed of Trust, this Agreement or the other Loan Documents, and such other collateral as Lender may hold as security for the indebtedness evidenced by the Notes or for the performance of Borrower's undertaking hereunder.

         b. No delay or failure of Lender in the exercise of any right or remedy hereunder or under the Notes, Deed of Trust or the other Loan Documents shall affect any such right or remedy, nor shall any single or partial exercise thereof preclude any further exercise thereof, and no action taken or omitted by Lender shall be deemed to be a waiver of any such right or remedy.

ARTICLE VIII - PARTIAL RELEASES OF LIEN

         8.1     PARTIAL RELEASES.

         a. Borrower may enter into binding agreements for the Sale or Partial Sale of the Premises (as those terms are defined in the Additional Interest Agreement) which are previously consented to in writing by Lender. Lender has at this time consented to three (3) Partial Sales of the Premises to Centex Real Estate Corporation ("CREC") under the agreements listed in subparagraphs A16 and A18 of Exhibit B to this Agreement. The consent of Lender to additional Partial Sales of the Premises shall be deemed to have been given if the price has been preapproved pursuant to the following procedure and the contract documents have been preapproved by Lender. The preapproval procedure for price is as follows. By March 1 of each year, commencing March 1, 1990, Borrower will furnish to Lender its recommended pricing (on an all cash consideration basis) of lots (the selection of which lots shall not be inconsistent with the Development Schedule and the budget) to be sold to CREC during the following fiscal year of Borrower along with a market survey supporting the recommended pricing. Lender will have thirty (30) days to respond. Lack of response during that time will be deemed consent to the recommended pricing. If Lender timely gives notice of its disagreement with the recommended pricing, and Lender and Borrower cannot otherwise agree, then Lender and Borrower shall endeavor to engage a mutually acceptable MAI appraiser, whose determination of the proper recommended minimum pricing will be complied with by Borrower and deemed consented to by Lender for all Partial Sales of Premises involving such lots during the applicable fiscal year. The price list arrived at by this procedure shall be deemed part of Exhibit H. If Borrower and Lender cannot agree on a MAI appraiser, then the pricing of the lots will be the purchase price which can be obtained from a third party, who is not an Affiliate of Borrower, on a best efforts basis in an arms length transaction. Lender shall be obligated to provide partial releases of the lien of the Deed of Trust on any given portion of the Premises if and only if each of the following conditions has been fully met:

                 (i) At the time a partial release is requested, no Event of Default hereunder, under any of the other Loan Documents, or under the Environmental Indemnification, shall exist; and no condition or event, which with the passage of time, the giving of notice, or both would constitute an Event of Default hereunder, under any of the other Loan Documents or under the Environmental Indemnification, shall exist unless such condition or event would be cured by payment of the Release Price (as hereinafter defined);

                 (ii) Borrower has paid to Lender all of Lender's costs relating to such partial releases or made arrangements reasonably satisfactory to Lender for payment of such costs;

                 (iii) Lender shall have received, as Additional Interest, at the closing of the sale, its Additional Interest (as defined in the Additional Interest Agreement) to the extent then payable under the Additional Interest Agreement.

                 (iv) Lender shall have received, at closing of the sale, one hundred percent (100%) of the Adjusted Sales Proceeds (as hereinafter defined) of the portion of the Premises being conveyed (the "Release Price"), provided, however, the Release Price will never exceed the outstanding balance of the Loan;

                 (v) The Gross Sales Proceeds (as hereinafter defined) equals or exceeds the Minimum Sales Price plus specified lot premiums for each such unit as specified on Exhibit H attached as amended from time to time;

                 (vi) After the requested partial release has been granted, all remaining portions of the Premises which are included within any recorded subdivision map have legal access to a public or private street, which access shall be acceptable to Lender; and

                 (vii)       Borrower has satisfied the requirements of Section
         8.3  hereof.

         b. All Release Prices (but no Additional Interest as that term is defined in the Additional Interest Agreement) received by Lender shall be applied to repayment of the Acquisition Cost Note in the order set forth therein for application of payments so long as that Note has not been fully repaid. After the Acquisition Cost Note has been fully repaid, then Release Prices received by Lender shall be applied to repayment of the Revolving Note in the order set forth therein for application of payments. Upon the occurrence of an Event of Default, all Release Prices received by Lender shall be applied, in Lender's sole discretion as to order of payment, to any of accrued and unpaid late charges or interest, principal, costs and expenses of operating or developing the Premises, or attorneys' fees or other costs related to enforcement or collection of the foregoing.

         c. The term "Gross Sales Proceeds" shall mean all cash proceeds received in connection with a Sale of the Premises or a Partial Sale of the Premises, except as otherwise agreed to by Lender and Borrower.

         d. The term "Adjusted Sales Proceeds" shall mean Gross Sales Proceeds less (i) normal and customary closing costs, (ii) if the Sale or Partial Sale of the Premises was not to an Affiliate (as defined in the Additional Interest Agreement) of Owner, reasonable broker's commissions, and
(iii) the Participation Amount (as defined in said Additional Interest Agreement) to the extent payable at the time of the Sale or Partial Sale to Lender or Borrower respectively pursuant to the Additional Interest Agreement.

         e. Lender acknowledges that it has irrevocably consented to the release of a portion of the Premises consisting of 161 lots pursuant to the sale referred to in Exhibit B, paragraph A, item 17, and agrees to execute promptly upon request a Partial Release and any other documents reasonably necessary to accomplish the release.

         8.2 PARTIAL RELEASE PROCEDURES. Any and all Partial Releases shall be in accordance with the following procedures:

         a. Borrower's ten (10) days' advance written request for a Partial Release shall be given to Lender and accompanied by (i) the legal description of the portion of the Premises to be released, and (ii) information necessary to process the request for Partial Release, including the name and address of the title company, if any, to whose attention the Partial Release should be directed, numbers that should be referenced (title company order number, loan number, etc.) and the date when such Partial Release is to be made. Borrower shall also specify the name and address of the prospective purchaser and the intended use of the portion of the Premises to be released and shall supply such other documents and information concerning such Partial Release as Lender may reasonably request.

         b. Within five (5) days after receipt of such written request, and in accordance with and pursuant to the terms and conditions of Sections 8.1, 8.2 and 8.3 hereof, Lender shall, if appropriate, execute and deliver such Partial Release to the Title Company so specified; provided that all costs and expenses of Lender associated with such Partial Release (including, but not limited to, reasonable legal fees) shall be paid by Borrower. Borrower shall also obtain all title insurance endorsements reasonably required by Lender in connection with such Partial Release.

         c. The execution and delivery of such Partial Release shall not affect Borrower's obligations hereunder or under the Deed of Trust or Notes, except to the extent that the payment of the Release Price is actually received by Lender. Regardless of the time such Partial Release is executed, delivered and recorded, the payment made by Borrower to Lender in respect to such Partial Release shall be credited against the applicable Note only upon receipt by Lender of the Release Price. The Partial Release shall be delivered, in escrow, by Lender to the title company so designated, to be held, released, delivered and recorded in accordance with Lender's escrow instructions, which shall require payment, in cash, of the Release Price to Lender prior to delivery and recordation of the Partial Release.

         8.3 PRIOR APPROVAL. No Partial Release shall be made, as set forth above, if such Partial Release is for a sale or other transfer occurring under an agreement not previously approved by Lender.

ARTICLE IX - MISCELLANEOUS

         9.1 REIMBURSEMENT TO LENDER. Borrower hereby agrees to reimburse and fully compensate Lender upon demand by Lender for all loss, damage and expense, including out-of-pocket expenses and the reasonable fees of Lender's counsel, together with interest on the amount thereof from the date the same accrued at the Default Rate (defined in the Notes), incurred by Lender, (i) by reason of any default or defaults hereunder by Borrower not cured within any applicable cure period, (ii) by reason of the neglect by Borrower of any duty or undertaking, and (iii) in the exercise of any right or remedy hereunder.

         9.2 EXPENSES TO LENDER. All items which Borrower agrees to furnish hereunder or in connection herewith will be furnished at Borrower's sole cost and expense and without cost or expense to Lender. In addition, Borrower shall pay to Lender any reasonable fees or costs incurred by Lender's Inspector in the performance of its duties hereunder.

         9.3 CONDITIONS PRECEDENT TO DISBURSEMENT. Prior to the initial disbursement of any funds hereunder, the Lender shall be furnished with the documents as required by paragraph A of Exhibit B, all in form and substance satisfactory to Lender. Subsequent disbursements shall be subject to satisfaction by Borrower of the provisions of Exhibits B and C hereto and shall be in accordance with the procedures outlined in Exhibit F hereto.

         9.4 LENDER - NO OBLIGATION AS TO PLANS OR SITE. Any inspection by Lender of the Plans and Specifications or of construction or of the site are made solely for the purpose of evaluation of Lender's security. The adequacy and suitability of these matters as they may apply to the Borrower and all other persons are solely the responsibility of the Borrower and Borrower's Engineer, without any liability or obligation of Lender whatsoever.

         9.5 ASSIGNMENT: PLANS, SPECIFICATIONS AND CONTRACT AND ALL DOCUMENTS RELATING TO THE IMPROVEMENTS. Borrower, to the extent permitted by law, hereby makes a present assignment to the Lender, its successors and assigns of: (a) the right to possess and use all the Plans and Specifications prepared by it or for it or at its direction for the purpose of completing the Improvements, (b) all of Borrower's rights in and to each General Contract and Subcontract, agreement or subcontract pertaining to the Improvements, and (c) all of Borrower's rights under any and all permits, contracts, agreements, certificates and any other documents or agreements of any kind or nature whatsoever which are used, entered into or held by Borrower in connection with Borrower's acquisition of the Premises or the construction of the Improvements. Lender shall exercise its rights under this assignment only in the event the Borrower fails to construct and complete the Improvements in accordance with the terms and provisions of this Agreement or defaults under this Agreement, the Notes, the Deed of Trust, any other Loan Document or any other agreement securing the indebtedness evidenced by the Notes. Borrower shall furnish to Lender prior to commencement of construction the consent of Borrower's Engineer and of each Subcontractor in substantially the form as set forth in Exhibits D and E hereof. Lender's rights with respect to this Section 9.5 shall survive the completion of the Improvements.

         9.6 NOTICE. Any notice required or permitted to be given pursuant hereto, or in connection herewith, shall be in writing, and shall be either personally delivered, sent by Federal Express or other reputable overnight courier, sent by facsimile transmission with the original subsequently delivered promptly by other means, or sent by registered or certified United States mail, postage prepaid, to the addresses set forth below, or to such other addresses as either of the parties may for themselves designate in writing from time to time for the purpose of receiving notices pursuant hereto:

         Lender:             Westinghouse Credit Corporation
                             One Oxford Centre - 301 Grant Street
                             Pittsburgh, Pennsylvania 15219
                             Attention: Vice President,
                                        Residential Real Estate
                             Phone Number: (412) 393-3000
                             Facsimile:    (412) 338-1460

         With copy to:       Poindexter & Doutre', Inc.
                             624 South Grand Avenue, Suite 2420
                             Los Angeles, California 90017
                             Attention: James P. Drummy, Esq.
                             Phone Number: (213) 628-8297
                             Facsimile:    (213) 488-9890

         Borrower:           Centex Development Company, L.P.
                             3333 Lee Parkway
                             Dallas, Texas 75219
                             Attention: Raymond G. Smerge, Esq.
                             Phone Number: (214) 559-6500
                             Facsimile:    (214) 522-7568

         With copy to:       McCutchen, Doyle, Brown & Enersen
                             Three Embarcadero Center
                             San Francisco, California 94111
                             Attention: Robert E. Merritt, Jr., Esq.
                                        Thomas G. Reddy, Esq.
                             Phone Number: (415) 393-2000
                             Facsimile:    (415) 393-2286

Written notices served by registered or certified mail shall be deemed delivered on the third non-postal holiday after the date mailed. Other notices shall be effective upon delivery.

         9.7 NO LIABILITY TO THIRD PARTIES. This Agreement shall not be construed to make the Lender liable to materialmen, contractors, craftsmen, laborers or others for goods and services delivered by them to or upon said Premises or for debts or claims accruing to the said parties against the Borrower, and it is expressly understood and agreed that, except as expressly provided for in exhibits hereto relating to assignments for security by Borrower to Lender, and then only to the extent therein provided, there are no contractual relationships, either expressed or implied, between the Lender and any materialman, subcontractor, craftsman, laborer or any person supplying work, labor or materials on the job, nor shall any third person or persons, individuals or corporate, be deemed to be beneficiaries of this Agreement, or of any term, condition or provision hereof, or on account of any action taken by Lender pursuant hereto or any assignment by Borrower contained herein. Nothing in this Agreement shall be construed to permit Lender to participate in the day-to-day management of the development of the Premises.

         9.8 INDEMNIFICATION. Borrower shall at all times indemnify, defend, hold harmless and, on demand, reimburse Lender for any and all loss, damage, expenses or cost, of whatsoever kind and nature including, without limitation, cost of evidence of title, appraisal fees, documentary and expert evidence, stenographer's and publication charges, and attorneys', accountants' and other professional fees, arising out of or incurred in connection with (a) any suit, action or proceeding relative to or having any impact on Lender's interests hereunder or under any of the other Loan Documents including, without limitation, probate, bankruptcy, appellate proceedings, and foreclosure of Lender's interests therein or thereunder, (b) good faith preparation for the commencement or defense of any proceeding relating to the Loan, the Loan Documents or the Premises and/or Improvements, (c) adjustment and settlement of insurance proceeds and condemnation awards, (d) advances made by the Lender pursuant to this Agreement, (e) any Event of Default or any act or omission which would constitute an Event of Default but for the passage of time, the giving of notice or both, or any other breach of this Agreement or any other Loan Document, including a breach of any representation or warranty hereunder or thereunder, (f) any costs incurred by Lender in connection with enforcing the obligations of Borrower under this Agreement or under any other Loan Document or in connection with collecting the Indebtedness or preserving Lender's collateral, (g) retaking, holding, preparing and selling the Premises, or (h) any of the transactions contemplated by this Agreement or the other Loan Documents, whether or not caused by Lender's negligence. The sum of such expenditures shall be due and payable on demand, shall bear interest from the date of such demand at the Default Rate (as that term is used in the Notes) and shall be secured by the Deed of Trust and the other Loan Documents. Notwithstanding the foregoing, Borrower shall have no liability under this subparagraph to indemnify Lender from any liability caused solely by the Lender's gross negligence or intentional act.

         9.9 RELIANCE AND SEVERABILITY. All covenants, agreements, representations and warranties made herein, and in the Deed of Trust, in the Notes and in any other of the Loan Documents, instruments or certificates executed in connection herewith shall be deemed to have been and are material and relied upon by Lender, notwithstanding any investigation by Lender on its behalf. No provisions contained in this Agreement which are contrary to, prohibited by or invalid under applicable laws or regulations shall be applicable, and they shall be deemed omitted herefrom and shall not invalidate the remaining provisions hereof.

         9.10 ATTACHMENTS. The exhibits attached to this Agreement are incorporated herein and deemed a part hereof as if fully recited in this Agreement prior to the place of execution hereof.

         9.11 CAPTIONS. The paragraph captions contained herein are for convenience only and in no way limit or alter the terms and conditions hereof.

         9.12 LAW GOVERNING AND AMENDMENTS. This Agreement shall be construed and governed by and enforced, insofar as possible, in accordance with the laws of the State of California. This Agreement may be amended only in writing executed by both of the parties hereto.

         9.13 SUCCESSORS AND ASSIGNS. The words "Lender" and "Borrower" shall include singular or plural, individual or corporate, and their respective heirs, executors, administrators, legal representatives, successors and assigns, as the case may be. In the event the Borrower is two or more individuals or other entities, all the obligations and liabilities hereunder shall be joint and several.

         9.14 COMPLIANCE WITH FEDERAL RESERVE SYSTEM REGULATIONS. Borrower represents and warrants that no part of the proceeds of any borrowing hereunder will be used to purchase or carry any securities subject to the margin requirements of Regulation G of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower further represents and warrants that it is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any such margin stock. If requested by Lender, Borrower will furnish to Lender a statement in conformity with the requirements of the Federal Reserve System. The provisions of this Paragraph 9.14 shall survive release of the Deed of Trust, the repayment of the Loan, and completion of construction of the Improvements.

         9.15 FIRPTA CERTIFICATION. Under penalties of perjury, the person ("Affiant") executing this Agreement on behalf of the Borrower hereby certifies on behalf of the Borrower as follows:

         a. That Borrower is not a foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code of 1954, as amended (the "IRC"), and Income Tax Regulations promulgated thereunder, all pursuant to the requirements of Section 1445 of the IRC and the regulations promulgated thereunder.

         b. That Borrower does accordingly make and deliver this Certification for the express purpose of inducing the Lender to make the subject Loan in accordance with the terms and conditions of this Agreement, and Borrower hereby represents that Borrower has read and understands Sections 1445 and 7701 of the IRC and the regulations promulgated under these sections and declares that Borrower is not a foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the IRC and the Income Tax Regulations, and Lender is not required to withhold any tax as a result of the sale, foreclosure or other disposition by Borrower of the property of Borrower.

         c. That Borrower understands and acknowledges that Lender is relying and will rely upon the certification contained in this Section 9.15 in refraining from withholding ten percent (10%) of any amount which may ultimately be realized by Borrower.

         d.      Borrower's United States Taxpayer Identification Number is
75-2168471.

         e. That Borrower understands and acknowledges that the certification may be disclosed to the Internal Revenue Service by Lender and that any false statement contained herein could be punished by fine, imprisonment, or both.

         f. That Affiant hereby acknowledges that Affiant has examined the certification contained in this Section 9.15 and, under penalties or perjury, declares that to the best of Affiant's knowledge and belief, it is true, correct and complete, and Affiant further represents and declares that Affiant has the authority to sign this certification on behalf of Borrower.

The provisions of this Section 9.15 shall survive release of the Deed of Trust, the repayment of the Loan, and completion of construction of the Improvements.

         9.16 LENDER'S CONSENTS. Except as language otherwise provides or context otherwise requires, all consents and approvals of Lender necessary under this Agreement and the other Loan Documents will not be withheld unreasonably.

         9.17 SUBORDINATION TO SUBDIVISION MAPS. At Borrower's request, Lender agrees to sign, as Lender, and to subordinate its rights under the Loan Documents to any subdivision map or development agreement concerning the Premises, or easements, rights of way, restrictive covenants or similar documents required under such subdivision maps or development agreements, the terms of which subdivision map, development agreement or other document or instrument are not inconsistent with the intended use of the Premises as set forth in the Specific Plan.

         9.18 RELEASED PREMISES. Unless the context otherwise requires, the term "Premises" does not include at a point in time that portion thereof previously released from the lien of the Deed of Trust.

         9.19 LOAN AGREEMENT CONTROLS. In the event of an inconsistency between the Loan Agreement and any of the other Loan Documents, the Loan Agreement controls.

         9.20 COOPERATION. Lender agrees to provide all consents or approvals reasonably requested by Borrower in connection with governmental approvals necessary for the construction of the Improvement.

         9.21 FUNDING OF EXPENSES. Notwithstanding language such as "at Borrower's expense," "at Borrower's sole expense," and the like, unless otherwise expressly provided herein or in any of the other Loan Documents or for fraud, misappropriation and the like, any expenses imposed on Borrower under any of the Loan Documents, including reimbursement of any of Lender's expenses in connection with the Loan Documents on the Premises, may be funded from an advance or advances under the Revolving Note, subject to the limitations in Section 5.1h of the Loan Agreement.

ARTICLE X - NON-RECOURSE

         10.1 Lender agrees that: (i) in the event of a foreclosure under the Deed of Trust, Lender shall not seek or enforce a deficiency judgment against Borrower or its General Partner; and (ii) in the event a suit is brought on the Notes or any of the other Loan Documents, any judgment obtained in such suit shall be enforced only against the property and interests encumbered by the Deed of Trust and other Loan Documents, and any other property or collateral which hereafter may be given to secure the Notes. Nothing contained herein shall be deemed to be a release of the lien of the Deed of Trust or, except as specifically limited hereby, a release or waiver of any of Lender's rights or remedies provided in any Loan Document or in any other document or agreement now or hereafter entered into between Borrower and Lender. This paragraph shall not be deemed to be a release or waiver of any claim, warranty, covenant, or cause of action not expressly set forth in the first sentence of this paragraph, including without limitation, a claim based on fraud or misrepresentation, or a cause of action for waste, misappropriation or intentional impairment of the collateral securing this Note. Nothing contained in this paragraph shall limit or affect Lender's rights with respect to Borrower's obligations under the Environmental Indemnification Agreement.

         WITNESS the due execution hereof the date and year first above written.


ATTEST:                                    WESTINGHOUSE CREDIT CORPORATION,
                                           a Delaware corporation



By: /s/ DAVID H. MORROW                    By: /s/ DOUGLAS W. PHILLIPS

                                           Title: Vice President

                                           CENTEX DEVELOPMENT COMPANY, L.P.
ATTEST:                                    a Delaware limited partnership

By: /s/ RAY GLAZE                          By: 3333 Development Corporation,
                                               a Nevada corporation,
                                               General Partner


                                           By: /s/ HARRY J. LEONHARDT

                                           Title: Agent and Attorney in Fact